Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS

AUSTIN, Minn. (February 21, 2013) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2013 first quarter. All comparisons are to first quarter of fiscal 2012.

HIGHLIGHTS

First Quarter

•                  Diluted EPS of $.48, even with last year

•                  Segment operating profit even with last year

•                  Dollar sales of $2.1 billion, up 4 percent

•                  Volume up 2 percent

•                  Grocery Products operating profit up 13 percent; volume up 20 percent (volume up 4 percent excluding sales of Don Miguel products); dollar sales up 24 percent (sales up 4 percent excluding sales of Don Miguel products)

•                  Refrigerated Foods operating profit even with last year; volume down 2 percent; dollar sales down 2 percent

•                  Jennie-O Turkey Store operating profit down 23 percent; volume even with last year; dollar sales up 3 percent

•                  Specialty Foods operating profit up 43 percent; volume up 1 percent; dollar sales up 7 percent

•                  All Other (International) operating profit up 37 percent; volume up 5 percent; dollar sales up 4 percent

The company reported fiscal 2013 first quarter net earnings of $129.7 million, up 1 percent from earnings of $128.4 million a year earlier. Diluted earnings per share for the quarter were $.48 this year, even with last year. Sales totaled $2.1 billion, which was up 4 percent from the same period in fiscal 2012.

COMMENTARY

“We continue to generate solid top-line momentum with many of our franchises, as our broad portfolio of value-added products resonates with consumers. In terms of operating profits, strong results by our Specialty Foods, Grocery Products and All Other (International) segments offset weaker results by our Jennie-O Turkey Store segment. Results in our Refrigerated Foods segment, while even with a year ago, were hindered by poor pork processing margins. Overall, earnings per share of $0.48 during the quarter were consistent with our expectations for the start of fiscal 2013,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Our Specialty Foods team delivered impressive earnings on significant sales growth and improved operating efficiencies. Our Grocery Products segment turned in a fine quarter, led by sales of the SPAM® family of products, HORMEL® chili, MARY KITCHEN® hash and HERDEZ® salsa. Our International team achieved strong earnings growth supported by fresh pork exports and higher profits by our operations in China,” commented Ettinger.  “Although our team at Jennie-O Turkey Store was confronted with higher grain costs and lower commodity turkey meat prices, we are encouraged by the continued growth in sales of our value-added turkey products, including JENNIE-O TURKEY STORE® fresh tray pack products and turkey bacon.”

“At the beginning of our second quarter, we closed on the acquisition of the SKIPPY® peanut butter business, excluding China. Since then, we have begun to integrate the business into our Grocery Products and International operating units and are actively working on information technology, logistics and other support projects aimed at delivering synergistic benefits. Our organization is excited about this wonderful new addition to our product portfolio and about its growth prospects,” stated Ettinger.

SEGMENT OPERATING SUMMARIES — FIRST QUARTER

Grocery Products (16% of Net Sales, 25% of Total Segment Operating Profit)

Grocery Products operating profit increased 13 percent. Sales including Don Miguel products grew 24 percent, led by sales of the SPAM® family of products, HORMEL® chili, MARY KITCHEN® hash and HERDEZ® salsa. Sales growth of the COMPLEATS® microwave meals was aided by the introduction of new Cheesy Pasta items.

Refrigerated Foods (50% of Net Sales, 26% of Total Segment Operating Profit)

Segment profit for Refrigerated Foods was even with last year on a sales decline of 2 percent. Improved results with our value-added products and by the Affiliated Business Units were unable to fully offset weaker pork operating margins and increased costs in live production operations. Improved results in the value-added businesses were led by retail sales of HORMEL® pepperoni, HORMEL® NATURAL CHOICE® sliced deli meats in both the retail and foodservice channels, and by foodservice sales of HORMEL® Fire Braised meats.

Jennie-O Turkey Store (18% of Net Sales, 29% of Total Segment Operating Profit)

Segment profit for Jennie-O Turkey Store declined 23 percent on a sales increase of 3 percent, as higher sales of value-added products did not offset higher grain costs and weaker commodity turkey prices. Value-added sales grew in retail, food service and deli trade channels, led by retail sales of JENNIE-O TURKEY STORE® fresh tray pack, turkey franks and turkey bacon.

Specialty Foods (11% of Net Sales, 12% of Total Segment Operating Profit)

Specialty Foods segment profits rose an impressive 43 percent on a sales gain of 7 percent and improved operating efficiencies. Sales growth was led by sales of Hormel Health Labs products, private label canned meats and savory ingredients.

All Other (5% of Net Sales, 8% of Total Segment Operating Profit)

The All Other segment, which consists primarily of Hormel Foods International, posted segment profits that were up a strong 37 percent on sales growth of 4 percent. Results were primarily driven by higher fresh pork exports and better results by our operations in China.

General Corporate Expense

Several factors affected general corporate expense which, in aggregate, resulted in lower expenses. No single factor was material in relationship to the total expenses incurred in the quarter.

OUTLOOK

“We are pleased with the growth being demonstrated by our Grocery Products, Specialty Foods and All Other (International) segments, and anticipate continued success going forward.  Our Refrigerated Foods segment is presently facing weaker pork operating margins and challenges in live hog production operations, though we expect those factors to slowly improve. Our Jennie-O Turkey Store segment will post weaker results in comparison to last year’s record year. We expect these challenges to continue in the near term and gradually diminish thereafter. We continue to expect modest accretion from the SKIPPY acquisition in fiscal 2013, but note that one-time transaction and transition costs related to the acquisition will fall primarily in our second quarter. Taking all of these factors into account, we are raising our full-year guidance to $1.93 to $2.03 per share from $1.90 to $2.00 per share,” concluded Ettinger.

DIVIDENDS

Effective February 15, 2013, the Company paid its 338th consecutive quarterly dividend, at the annual rate of $.68.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Thursday, February 21, 2013. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial-in number is 888-549-7750 and the access code is 4599951.  An audio replay is available by calling 800-406-7325 and entering access code 4599951.  The audio replay will be available beginning at 10:30 a.m. CT on Thursday, February 21, 2013, through 11:59 p.m. CT on Thursday, March 7, 2013.  The webcast replay will be available at 10:30 a.m. CT, Thursday, February 21, 2013, and will be archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2012, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fourth year in a row. Hormel Foods debuted on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 27-30 in the company’s Annual Report for the fiscal year ended October 28, 2012, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.

Segment Data

Fiscal 2013 First Quarter Segment Operating Results (dollars in thousands)

	FIRST QUARTER — THIRTEEN WEEKS ENDED
	January 27, 2013	January 29, 2012	% Change
NET SALES
Grocery Products	$334,140	$269,479	24.0
Refrigerated Foods	1,063,401	1,083,525	(1.9)
Jennie-O Turkey Store	390,334	377,371	3.4
Specialty Foods	233,845	218,024	7.3
All Other	94,521	91,040	3.8
Total	$2,116,241	$2,039,439	3.8

OPERATING PROFIT
Grocery Products	$49,913	$44,093	13.2
Refrigerated Foods	53,790	53,749	0.1
Jennie-O Turkey Store	58,945	76,762	(23.2)
Specialty Foods	23,761	16,647	42.7
All Other	17,111	12,471	37.2
Total segment operating profit	203,520	203,722	(0.1)
Net interest and investment expense (income)	1,284	1,624	(20.9)
General corporate expense	6,644	8,727	(23.9)
Noncontrolling interest	1,329	938	41.7
Earnings before income taxes	$196,921	$194,309	1.3

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	January 27, 2013	January 29, 2012

Net sales	$2,116,241	$2,039,439

Cost of products sold	1,772,048	1,702,030

GROSS PROFIT:	344,193	337,409

Selling, general and administrative	155,831	152,477

Equity in earnings of affiliates	9,843	11,001

OPERATING INCOME:	198,205	195,933

Other income & expenses:
Interest & investment income	1,810	1,590
Interest expense	(3,094)	(3,214)

EARNINGS BEFORE INCOME TAXES:	196,921	194,309

Provision for income taxes	65,876	64,976
(effective tax rate)	33.45%	33.44%

NET EARNINGS	131,045	129,333
Less: net earnings attributable to noncontrolling interest	1,329	938
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$129,716	$128,395

NET EARNINGS PER SHARE
Basic	$.49	$.49
Diluted	$.48	$.48

WEIGHTED AVG SHARES OUT
Basic	263,944	263,946
Diluted	269,140	269,608

DIVIDENDS DECLARED PER SHARE	$.17	$.15

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

	January 27, 2013	October 28, 2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$887,677	$682,388
Short-term marketable securities	—	77,387
Accounts receivable	466,536	507,041
Inventories	953,682	950,521
Income taxes receivable	—	16,460
Deferred income taxes	70,402	68,560
Prepaid expenses	13,276	12,772
Other current assets	8,272	5,555

TOTAL CURRENT ASSETS	2,399,845	2,320,684

INTANGIBLES	751,757	753,947

OTHER ASSETS	555,034	564,855

PROPERTY, PLANT & EQUIPMENT, NET	916,194	924,480

TOTAL ASSETS	$4,622,830	$4,563,966

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$737,386	$786,300

LONG-TERM DEBT — LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	701,492	702,741

SHAREHOLDERS’ INVESTMENT	2,933,952	2,824,925

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,622,830	$4,563,966

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Thirteen Weeks Ended
	January 27, 2013	January 29, 2012
OPERATING ACTIVITIES
Net earnings	$131,045	$129,333
Depreciation and amortization of intangibles	29,844	30,815
Increase in working capital	(7,776)	(11,040)
Other	(11,300)	3,052
NET CASH PROVIDED BY OPERATING ACTIVITIES	141,813	152,160

INVESTING ACTIVITIES
Sale of trading securities	77,558	—
Acquisitions of businesses/intangibles	—	(168)
Net purchases of property/equipment	(19,134)	(29,403)
Decrease in investments, equity in affiliates, and other assets	7,919	998
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	66,343	(28,573)

FINANCING ACTIVITIES
Dividends paid on common stock	(39,438)	(33,600)
Share repurchase	—	(11,117)
Other	36,483	5,814
NET CASH USED IN FINANCING ACTIVITIES	(2,955)	(38,903)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	88	804
INCREASE IN CASH AND CASH EQUIVALENTS	205,289	85,488
Cash and cash equivalents at beginning of year	682,388	463,130
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$887,677	$548,618